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                                                                      Exhibit 13

                               December 20, 1996



Board of Trustees
Horace Mann Mutual Funds
One Horace Mann Plaza
Springfield, Illinois

     Re:  Subscription Agreement for Shares of
          Horace Mann Mutual Funds (the "Fund")

Dear Trustees:

     Horace Mann Life Insurance Company offers to purchase from the Fund 4,000 shares of beneficial interest in each portfolio of the Fund: the Small Cap Growth Fund, the International Equity Fund and The Socially Responsible Fund; at $10.00 per share for an aggregate purchase price of $120,000 in cash, all such shares to be validly issued, fully paid and non-assessable upon issuance of such shares and receipt by the Fund of said payment.

     These shares are not being purchased with any present intent of distributing or reselling the same to the public and will be held for the investment of Horace Mann Life Insurance Company.

                                   Sincerely,

                                   HORACE MANN LIFE INSURANCE COMPANY


                                   By: /s/ Larry K. Becker
                                       -------------------
                                           LARRY K. BECKER

Accepted and agreed to this
20th day of December, 1996.

HORACE MANN MUTUAL FUNDS

By:  /s/ George J. Zock
     ------------------
     GEORGE J. ZOCK